[One Financial Way, Cincinnati, Ohio 45242

888.925.6446

augustarfinancial.com]

THIS IS A LEGAL DOCUMENT. PLEASE READ IT CAREFULLY.

AUGUSTAR LIFE INSURANCE COMPANY agrees to provide the benefits described in this Contract in accordance with its terms and in consideration of the Application and Purchase Payments We receive.

This Contract may include one or more endorsement(s) or rider(s) as part of the Entire Contract containing definitions and additional terms affecting how this Contract may work. You should carefully read the Entire Contract.

Signed at the home office on the Contract Issue Date.

FLEXIBLE PAYMENT FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT

Flexible Purchase Payments

Nonparticipating

RIGHT TO EXAMINE CONTRACT: You may return this Contract within ten (10) days after You receive it, thirty (30) days if it is a replacement, or any longer period that may be required by law if You are not satisfied with it for any reason. The Contract may be returned to Us at Our home office or to the financial professional through whom it was purchased. Upon receipt of the Contract We will void the Contract. For the portion of Your Purchase Payment invested in the Fixed Account We will return all Purchase Payments. For the portion invested in the Separate Account, unless required by law to return all Purchase Payments, We will refund Your Separate Account value plus any amount deducted from the portion of Your Purchase Payments applied to that account. If We are required by law to return all Purchase Payments, We reserve the right to invest Your money in a money market portfolio during the Right to Examine period. We will allocate Your money according to Your instructions at the end of the applicable Right to Examine period.

The value of amounts allocated to the Separate Account during the accumulation and annuity income periods is not guaranteed and will increase or decrease based upon the investment experience of the Variable Portfolio(s) elected.

Form ICC25-VA-1	Page 1

TABLE OF CONTENTS

Contract Specifications	FORM ICC25-VA-SP
Contract Specifications, Riders	FORM ICC25-VA-RDR

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 2

Contract Specifications

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 3.1

Contract Specifications, Riders

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 4.1

DEFINITIONS

Defined in this section are some of the words and phrases used in this Contract. These terms are capitalized when used throughout the Contract with the meaning set forth below. You may find further information on the below definitions in the Contract Specifications.

ACCUMULATION UNIT

An Accumulation Unit is a unit of measure used to compute the Contract Value in a Variable Portfolio before the Annuity Payout Date.

AGE

The Age of a person is the attained Age as of a person’s last birthday, unless otherwise defined in an endorsement or rider to this Contract.

ANNUITANT

The Annuitant is the natural person whose life is used to determine the Annuity Income Payments and when any Death Benefit will be paid under this Contract.

ANNUITIZATION

Annuitization is a series of periodic Annuity Income Payments.

ANNUITY INCOME PAYMENTS

A series of payments made to the Payee if the Annuitant is alive on the date payments begin.

ANNUITY PAYOUT DATE

The Annuity Payout Date is the date on which Annuity Income Payments to the Payee begin.

ANNUITY UNIT

An Annuity Unit is a unit of measure determined on or after the Annuity Payout Date and is used to compute Annuity Income Payments from the Variable Portfolio(s) if Variable Annuitization is selected.

BENEFICIARY

The person(s) or entity(ies) designated by the Owner to receive the Death Benefit, if any.

BUSINESS DAY

Business Day is any day that We are open and the New York Stock Exchange (“NYSE”) is open for trading and generally ends at four (4:00) p.m. Eastern Time. The Business Day is the day in which all financial transactions and requests are received by Us and processed.

CONTRACT ANNIVERSARY

The date that occurs on the same month and date as the Contract Issue Date for each Contract Year. The first (1st) Contract Anniversary is one (1) year after the Contract Issue Date on the same month and date of the following Contract Year.

CONTRACT ISSUE DATE

The Contract Issue Date is the date this Contract was issued. It is the date from which Contract Years and Contract Anniversaries are measured.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 5

CONTRACT VALUE

The Contract Value is the sum of: (a) Your share of the Variable Portfolios' Accumulation Unit values; and (b) the value of amounts if any, allocated to any available Fixed Account option(s).

CONTRACT YEAR

Each twelve (12) month period initially starting on the Contract Issue Date and re-occurring with each Contract Anniversary thereafter.

DEATH BENEFIT

The amount that the Beneficiary may receive if the Annuitant dies before the Annuity Payout Date.

FIXED ACCOUNT

An account within the Company’s general asset account that consists of the Company’s assets other than those allocated to a Separate Account. Amounts allocated to the Fixed Account will receive periodic interest subject to a Guaranteed Minimum Interest Rate.

FREE TRANSFER(S)

An amount of transfers allowable without incurring a transfer fee.

GOOD ORDER

Good Order is the necessary, complete, and accurate forms and/or information received at Our home office that You are required to provide to Us so that We may complete a requested transaction.

IRC (INTERNAL REVENUE CODE)

IRC refers to the Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

JOINT OWNER

A Joint Owner is any person named as Joint Owner on the Application for a non-qualified Contract and listed on the Contract Specifications, unless subsequently changed. The Joint Owner, if any, possesses an interest in this Contract in conjunction with the Owner. All references within this Contract to Owner will also apply to the Joint Owner.

LATEST ANNUITY PAYOUT DATE

The date upon which Annuity Income Payments must begin or that the Contract Value must be fully withdrawn. The Latest Annuity Payout Date is based on the Annuitant’s date of birth.

OWNER

The person(s) or entity(ies) entitled to exercise all rights and privileges of ownership under this Contract. Owner means both Joint Owners, if applicable. If there are Joint Owners, the authorizations of both Joint Owners are required In Writing for all Contract changes and to exercise any other rights of ownership.

PAYEE

The Payee is the person receiving Annuity Income Payments under this Contract.

PURCHASE PAYMENT(S)

Payment(s), in U.S. currency made by or on behalf of the Owner to the Company to purchase this Contract.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 6

REQUIRED MINIMUM DISTRIBUTION (RMD)

The amount You are required to withdraw annually from a qualified retirement account, when the Annuitant reaches the beginning Age required by law.

SEPARATE ACCOUNT

The Separate Account is a segregated asset account shown in the Contract Specifications. The Separate Account consists of Variable Portfolios, each investing in shares of the Underlying Fund(s).

SPOUSAL BENEFICIARY

If the Annuitant dies while this Contract is in force, the Spousal Beneficiary is the surviving spouse of the original deceased Owner.

SUBSEQUENT PURCHASE PAYMENTS

Subsequent Purchase Payments are Purchase Payments made after the initial Purchase Payment.

THE COMPANY, WE, OUR, US

The Company (We, Our, Us) refers to the AuguStar Life Insurance Company.

UNDERLYING FUND

The Underlying Fund is the underlying investment portfolios in which the Variable Portfolio(s) invest.

VALUATION PERIOD

The period of time from one determination of variable accumulation unit and annuity unit values to their next determination. Such values will be determined as often as We choose to do so, but will occur at least once each week or as often as required by the 1940 Act.

VARIABLE PORTFOLIO

A Variable Portfolio is one or more divisions of the Separate Account which provides for the variable investment options available under this Contract. Each Variable Portfolio has its own investment objective and is invested in the Underlying Fund(s). A Variable Portfolio is not chargeable with liabilities arising out of any other Variable Portfolio.

WITHDRAWAL(S)

Withdrawal is any amount withdrawn by the Owner from the Contract Value, including any applicable charges (included but not limited to Withdrawal Charges), applicable to each such Withdrawal.

WRITTEN, IN WRITING

Written or In Writing refers to a signed and dated written request or notice, in a form acceptable to Us and is received at Our home office.

YOU, YOUR

You and Your refers to the Owner.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 7

GENERAL PROVISIONS

ENTIRE CONTRACT

The Entire Contract between You and Us consists of this Contract, the application for this Contract, and any attached endorsements, riders and/or amendments. No representative of the Company has the right to change the terms or conditions of this Contract on behalf of the Company. Any change must be In Writing, approved by Us, and signed by an officer or officers of the Company. All statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

MISSTATEMENT OF AGE OR SEX

You must, upon Our request, provide proof of the Annuitant’s birth date and sex. If the Age or sex of any Annuitant is misstated, We will adjust future Annuity Income Payments. The amount remaining to be paid will be the amount that should have been paid with the correct information. We will credit or charge the amount of any underpayment or overpayment with interest at the rate shown on the Contract Specifications against the next succeeding Annuity Income Payment(s), if any remain. We reserve the right to collect any overpayment directly from the Payee.

Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at the rate shown in the Contract Specifications, compounded annually.

PROOF OF AGE, SEX, OR SURVIVAL

We may require satisfactory proof of correct Age or sex at any time. If any payment under this Contract depends on the Annuitant being alive, We may require satisfactory proof of survival.

DEFERMENT OF PAYMENTS

We may defer making payments from the available Fixed Account option(s) for up to six (6) months, subject to written approval of the chief insurance regulator of the state of domicile of The Company. Interest will be credited during the deferral period.

We may suspend or postpone any payments from the Variable Portfolio(s) if any of the following occur:

(a)	the NYSE is closed (other than customary weekend and holiday closings);

(b)	trading on the NYSE is restricted;

(c)	an emergency exists such that it is not reasonably practical to dispose of securities in the Variable Portfolio(s) or to determine the value of its assets; or

(d)	We receive notice that this Contract is the subject of a court proceeding, an arbitration, a regulatory matter or other legal action.

Conditions in (b) and (c) will be decided by or in accordance with rules of the United States Securities and Exchange Commission.

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION STANDARDS

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and issued under the IIPRC standards. Any provision of this Contract that on the provision's effective date is in conflict with IIPRC standards in effect at the time for this product type, this Contract is hereby amended to conform to the IIPRC standards for this product type as of the provision's effective date of the Commission contract approval.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 8

SEPARATE ACCOUNT

These assets of the Separate Account are not credited with earnings or charged with liabilities arising out of any other business We may conduct. Income, gains and losses, whether realized or not, from assets allocated to a Separate Account shall be credited to or charged against such account without regard to the general assets and liabilities of the Company. The value of amounts allocated to the Variable Portfolio(s) of the Separate Account is not guaranteed.

MINIMUM VALUES

The full Withdrawal amount or Death Benefit available under this Contract will not be less than the minimum benefits required under Section 7 of the NAIC Variable Annuity Regulation, Model #250.

CHANGES IN LAW

If the laws governing this Contract or the taxation of benefits under the Contract change, We reserve the right to amend this Contract to comply with these changes.

ASSIGNMENT

Unless restricted by federal tax law or except in situations where restrictions are required for purposes of satisfying applicable laws or regulations, this Contract can be assigned, but We will not be bound by any assignment or change of Owner unless the request for assignment is In Writing and is recorded. Your rights and those of any other person referred to in this Contract will be subject to the assignment. Certain assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any assignment. The assignment, unless otherwise specified by You, will take effect on the date that You signed the notice of assignment, subject to any payments made or actions taken by Us prior to receiving such assignment In Writing. We are not liable for the validity of the assignment.

OWNERSHIP

The Owner of this Contract is the person(s) or entity(ies) elected at the time of application and so named in the Contract Specifications. The Owner maintains all rights and interests in this Contract, subject to the rights and interests of any assignee of record. In the case of a non-tax-qualified annuity, You can change the Owner of this Contract from Yourself to a new Owner. You must send notice to Us to make the change. Any Owner change made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in Good Order, subject to any payments made or actions taken by Us prior to receipt of the notification. No change will apply to any payment(s) We made before the notice was received. The Annuitant cannot be changed at any time.

We may require that a change of Ownership be endorsed in this Contract. A change of Ownership may result in adverse tax consequences. A change in Ownership due to death is described further below.

BENEFICIARY

The Beneficiary is entitled to receive the Death Benefit if the Annuitant dies before the Annuity Income Payments begin. If Annuity Income Payments have already begun, the Beneficiary will be entitled to any remaining Annuity Income Payments, in accordance with the terms and provisions of this Contract.

You may name Beneficiaries at the time You apply for this Contract. Beneficiary designations are revocable, and You may change them during the lifetime of the Annuitant by providing notice to Us In Writing. Any Beneficiary change made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received to Our home office and in Good Order, subject to any payments made or actions taken by Us prior to receipt of the notification. No change will apply to any payment(s) We made before the notice was received. Any subsequent choice of Beneficiary will automatically revoke any prior choice. If there are multiple Beneficiaries, We may require that they be of the same class of Beneficiary.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 9

Subject to the terms and provisions of this Contract, We will pay an equal portion of benefits to each Beneficiary unless You direct otherwise. A contingent Beneficiary will only receive benefits payable under this Contract if there is no surviving Beneficiary unless otherwise specified In Writing at the time You apply for this Contract or in a later notice to Us. Where applicable, a secondary contingent Beneficiary will only receive benefits payable under this Contract if there is no surviving Beneficiary or contingent Beneficiary.

In the event that an Owner, who is a natural person, survives the Annuitant, such Owner will be deemed the primary Beneficiary. Under such circumstances, the designated primary Beneficiary will be deemed the contingent Beneficiary and the designated contingent Beneficiary will be deemed the Secondary contingent Beneficiary.

If a Beneficiary is a trust, We will not be responsible for verifying a trustee's right to receive any benefits payable under this Contract, nor for how the trustee disposes of any benefits. If before payment of any benefits, We receive notice that the trust has been revoked or is not in effect, then the trustee will be deemed a non-surviving Beneficiary.

The rights of a non-surviving beneficiary will pass to surviving beneficiaries of the same class unless otherwise specified in writing at the time you apply for this Contract or in a later Notice.

The rights of a non-surviving beneficiary will pass to surviving beneficiaries of the same class unless otherwise specified in writing at the time you apply for this Contract or in a later Notice. If there is no surviving Beneficiary, contingent Beneficiary, or where applicable, secondary contingent Beneficiary, benefits will be paid to the last surviving Owner's estate.

INSURABLE INTEREST

Evidence must exist that the Owner(s), Annuitant, and/or Beneficiary(ies) will suffer a financial loss at the death of the life that triggers the Death Benefit. Generally, We consider an insurable interest if a familial relationship and/or economic interest exists. A familial relationship generally includes those persons related by blood or by law. An economic interest exists when the Owner has a lawful and substantial economic interest in having the life, health, or bodily safety of the covered life preserved.

CLAIMS OF CREDITORS

To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

PREMIUM TAXES OR OTHER TAXES

We may deduct from the Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. We will deduct any withholding taxes required by applicable law.

PERIODIC REPORTS

We will send You a statement of the account activity of this Contract as often as annually, without charge.

The statement will include:

-	the beginning and ending dates of the current report period;

-	the Contract Value, if any, at the beginning and ending dates of the current report period;

-	all transactions (i.e. Purchase Payment(s) received, transfers, withdrawals, and/or charges and /or fees) which have occurred during the accounting period shown on the statement;

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 10

-	The cash surrender value, if any, at the end of the current report period; and

-	any other information that may be required.

Upon request additional statements are made available.

You have the duty to review all confirmations and statements We send You and to report promptly any discrepancy. We will not be responsible for any losses or damages attributable to a discrepancy that is reflected on such confirmations or statements unless You report the discrepancy in writing to us within thirty (30) days of the date of the confirmation or statement.

Otherwise, the confirmation or statement will be deemed final and correct.

INCONTESTABILITY

Except for fraud in the procurement of this Contract, where permitted by law in the State of Issue, after this Contract has been in force during the lifetime of the Annuitant for two (2) years from the Contract Issue Date, or effective date of any Contract change, We will not contest it.

WAIVER

Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

MINIMUM CONTRACT VALUE

If the Contract Value falls below the Minimum Contract Value after any partial Withdrawal, as shown in the Contract Specifications, as a result of taking partial Withdrawals, subject to applicable laws, rules and regulations, We may treat Your partial Withdrawal request as a request for a full Withdrawal and terminate this Contract.

CONTRACT TERMINATION

This Contract will be terminated if it is reduced to or below the Minimum Contract Value or is reduced to zero (0) due to the assessment of Contract or rider fees or deductions after partial Withdrawals. If the Withdrawal is involuntary it will be equal to the Contract Value and not subject to Withdrawal Charge(s).

PURCHASE PAYMENT(S)

PURCHASE PAYMENTS

Purchase Payments are flexible. This means that, subject to Company disclosed restrictions, You may change the amounts, frequency and/or timing of Purchase Payments. Purchase Payments can be made at any time after the Contract Issue Date but must be received at Our home office before the Purchase Payment Age limit, as shown in the Contract Specifications. With instructions from You, Purchase Payments will be allocated to the Separate Account for Variable Portfolio(s) and/or Fixed Account Option(s), if available.

We reserve the right, upon advance notice to You, to: (a) limit the maximum amount of Purchase Payments; (b) discontinue acceptance of any subsequent Purchase Payment(s); and (c) limit the number of Variable Portfolios in which You may allocate.

CHANGES TO VARIABLE PORTFOLIO OFFERINGS

If the shares of an Underlying Fund should no longer be available for investment by the Separate Account, then We may substitute shares of another Underlying Fund, for shares already selected. At any given time, some Variable Portfolios may not be available for receipt of Purchase Payment(s) or transfer(s). Substitutions may be necessary and will be carried out in accordance with any applicable laws or regulations.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 11

We reserve the right to make a substitution of the shares for the Underlying Funds. Any substitution of these shares will not alter the underlying structure of this Contract and none of the Underlying Funds substituted have any guarantees.

ACCUMULATION

This Contract provides for an accumulation phase and an income phase. During the accumulation phase, Your Purchase Payment(s) received prior to the Annuity Payout Date are allocated among Variable Portfolio(s) and/or Fixed Account(s), if available in this Contract. During the income phase, Annuity Income Payments under an Annuity Payment Option selected by You are made to You or Your designated Payee.

NUMBER OF VARIABLE ACCUMULATION UNITS

This Contract is credited with variable Accumulation Units of the Separate Account when amounts are allocated to the Variable Portfolio(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Portfolio, the number of Accumulation Units credited is equal to:

The sum of each Purchase Payment and/or the transfer amount allocated to the Variable Portfolio.

Divided by

The Variable Accumulation Unit Value for that Variable Portfolio for the Valuation Period in which the Purchase Payment or transfer amount is received and allocated to the Variable Portfolio.

The number of Accumulation Units will be reduced for Withdrawals, Annuitization, amounts transferred out of a Variable Portfolio, the Contract Fee, if applicable, and applicable charges for any elected features as set forth in endorsements or riders to this Contract. Any reduction to the Contract Value will be made as of the Business Day in which We receive all requirements In Writing for the transaction, as appropriate.

SEPARATE ACCOUNT ACCUMULATION VALUE

The Separate Account Accumulation Value under this Contract is the sum of the Accumulation Unit values held in the Variable Portfolio(s) for You.

VARIABLE ACCUMULATION UNIT VALUE

We will credit this Contracts Variable Portfolio(s) with variable Accumulation Units in relation to the amount of the Net Purchase Payment allocated to each Variable Portfolio.

The value of each variable Accumulation Unit was set when the first (1st) Net Purchase Payment was allocated to each Variable Portfolio. The value of a variable Accumulation Unit for each Variable Portfolio will differ for each subsequent Valuation Period. Such value is found by multiplying the value of a variable Accumulation Unit of that Subaccount for the immediately preceding Valuation Period by the Net Investment Factor for the Subaccount for the Valuation Period for which the variable Accumulation Unit value is being determined. The value of a variable Accumulation Unit for any Valuation Period is determined as of the end of such Valuation Period.

The Variable Accumulation Account value for a Valuation Period equals the number of variable Accumulation Units credited to the Separate Account multiplied by the value of each such unit for that Valuation Period.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 12

The Variable Accumulation Unit Value for any subsequent Valuation Period is determined as follows:

(a)	The value of Variable Accumulation Units for the Variable Portfolio immediately preceding that Valuation Period;

Multiplied by

(b)	The Net Investment Factor for the Variable Portfolio for the Valuation Period.

The number of Variable Accumulation Units will be adjusted as necessary to reflect any transfer among Variable Portfolios. To find the number of variable Accumulation Units credited to each Variable Portfolio, divide the amount allocated to that Portfolio by the variable Accumulation Unit value of that Variable Portfolio for the Valuation Period during which the Purchase Payment is received at Our home office.

NET INVESTMENT FACTOR

The Net Investment Factor for a Variable Portfolio is found by dividing (1) by (2), then subtracting (3) from the result, where:

(1)	is

(a)	the net asset value of a Variable Portfolio share in that Separate Account determined as of the end of a Valuation Period; plus

(b)	the per share amount of any dividends or other distribution(s) declared by the Variable Portfolio (as of the ex- dividend date, i.e., the date as of which dividends on Portfolio Shares have been paid out to Owners of record) during the Valuation Period; adjusted by

(c)	a per share charge or credit with respect to any taxes reserved for or paid, which we determine to be attributable to the maintenance or operation of the Separate Account;

(2)	is the net asset value of the Variable Portfolio share in that Separate Account, adjusted by a per share credit or charge for any taxes reserved for or paid, determined as of the end of the prior Valuation Period; and

(3)	is

(a)	the daily Mortality and Expense Risk Charge for the number of days in such Valuation Period; plus

(b)	the daily Administration Expense Charge for the number of days in such Valuation Period.

The total charges for mortality and expense risks and administration expenses are shown in the Contract Specifications.

CHARGES AND DEDUCTIONS

We may deduct the following charges from this Contract:

CONTRACT FEE

The charge, as shown in the Contract Specifications, if applicable, will be deducted on each Contract Anniversary on or prior to the Annuity Payout Date. The fee will also be deducted when there is a full Withdrawal of the Contract Value.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 13

MORTALITY, EXPENSE AND ADMINISTRATIVE FEE

A charge in order to compensate the Company for expenses associated with the administration of this Contract and the Separate Account as shown in the Contract Specifications.

TRANSFER FEE

We permit a number of Free Transfers between Variable Portfolios that will not incur a transfer fee each Contract Year, as shown in the Contract Specifications. We may charge a fee, as shown in the Contract Specifications, for each additional transfer past the number of Free Transfers in that Contract Year, except for transfers made as part of an automated transfer program.

WITHDRAWAL CHARGE

Charge(s) associated with Withdrawing any value from the Contract Value during the Withdrawal Charge Period, except for Free Withdrawal, if possible, or Required Minimum Distribution (RMD).

TRANSFERS

Subject to applicable restrictions, You may transfer all or part of the Contract Value amongst the Variable Portfolio(s) and Fixed Account(s) (unless otherwise noted). Such transfers will be completed at the end of the Valuation Period after the request has been received or at the end of a later Valuation Period that you may request.

The minimum amount that can be transferred is subject to the Minimum Transfer Amount, as shown in the Contract Specifications. The amount that can remain in a Variable Portfolio is subject to Company limits. We reserve the right to restrict transfer privileges when there are excessive transfers that have a detrimental effect on the Variable Portfolios, including but not limited to possible termination of those privileges. We will send You advance Written notice prior to restriction or termination of transfer privileges.

Due to the risks that frequent transfers impose upon Owners and other investors in the Variable Portfolio(s) and/or Underlying Funds, We or the manager of an Underlying Fund may limit transfer activity and impose other requirements or restrictions to minimize these risks, including but not limited to, requiring a minimum amount that can be transferred, and an amount that can remain in a Variable Portfolio(s) and/or available Fixed Account option after a transfer.

REBALANCING

You may rebalance a specified percentage of the Contract Value by making automatic transfers of two or more variable investment options. These transfers may be requested quarterly, semi-annually, or annually. The transfers will not count against the minimum transfer amount. The rebalancing program can be terminated at any time by Written request.

WITHDRAWALS

On or before the Annuity Payout Date and while You are living, You may Withdraw all (“full Withdrawal”) or part (“Partial Withdrawal”) of the Contract Value by submitting a request to Us In Writing. A full Withdrawal is multiple Withdrawals that deplete the entire Contract Value, or any single net Withdrawal that reduces the Contract Value to below the Minimum Contract Value. The minimum Partial Withdrawal Amount is shown in the Contract Specifications.

Unless You tell Us otherwise In Writing, Withdrawals will be deducted from the Contract Value in proportion to their allocation among any available Variable Portfolio(s).

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 14

Withdrawals will be based on values for the Business Day on which the Written request for Withdrawal is received by Us. In the case of a full Withdrawal, the Withdrawal will be based on values for the Business Day on which the Written request for Withdrawal is received by Us. Payment of the full Withdrawal will terminate this Contract and We will have no further obligations under this Contract. Unless the suspension of payments or deferment of payments provisions are in effect, payment of Withdrawals will be made within seven (7) calendar days.

WITHDRAWAL CHARGE

Withdrawals of all or a part of the Contract Value may be subject to a Withdrawal Charge if taken during the Withdrawal Charge Period as shown in the Contract Specifications. No Withdrawal Charge is deducted on a Withdrawal amount which is considered a Free Withdrawal, if possible, or required as a Required Minimum Distribution (RMD). The Withdrawal Charge will be a percentage of the total Purchase Payments withdrawn and will vary based on the number of years from each Purchase Payment.

The Withdrawal Charge will be deducted from the amount withdrawn. The Withdrawal Charge will be assessed against the Variable Portfolio(s) and any available Fixed Account option(s) in the same proportion that the remaining Contract Value is allocated unless You request that the Withdrawal comes from a particular Variable Portfolio or Fixed Account option, if available.

For purposes of determining the Withdrawal Charges applicable to a Withdrawal, the Withdrawal will be attributed in the following order:

1.	any amount remaining of the Free Withdrawal Percentage;

2.	any Purchase Payments, on a FIFO basis, not yet withdrawn and no longer subject to Withdrawal Charges;

3.	any Purchase payments, on a FIFO basis, not yet withdrawn and still subject to Withdrawal Charges; and

4.	any gains on the Contract.

SYSTEMATIC WITHDRAWALS

Prior to the Latest Annuity Payout Date, You may elect a Systematic Withdrawal program by informing Us at Our home office. Systematic Withdrawals allow You to make automatic Withdrawals from the Contract Value monthly, quarterly, semi-annually or annually, subject to the minimum partial Withdrawal amount as shown in the Contract Specifications. Any amount withdrawn through the Systematic Withdrawal program may be subject to a Withdrawal Charge as discussed in the Withdrawal Charge Provision and Free Withdrawal Rider, if applicable. You may terminate Your participation in the Systematic Withdrawal program at any time by sending Us a Written request.

DEATH BENEFIT

The Death Benefit is only payable if the Annuitant dies before the Annuity Payout Date. The Death Benefit is equal to the Contract Value unless a rider, benefit, or endorsement accompanying this Contract results in a greater Death Benefit.

Notwithstanding any provision of this Contract to the contrary, all payments of Death Benefits under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time.

Form ICC25-VA-1	AuguStar Life Insurance Company	Page 15

DUE PROOF OF DEATH

Due Proof of Death means Written proof of death in Good Order, which may include but is not limited to:

-	an original or certified copy of a death certificate or other lawful evidence providing equivalent;

-	each claimant’s completed claims form;

-	each claimant’s completed request for redemption form; and/or

-	proof of each claimant’s interest in the Death Benefit.

DEATH OF OWNER

If the Owner dies prior to the Annuity Payout Date, the entire interest of this Contract must be distributed within five (5) years of the Owner’s date of death, or the new Owner of this Contract must choose to annuitize this Contract within twelve (12) months of the Owner’s date of death. If the new Owner chooses to annuitize this Contract, it will be annuitized over the life expectancy of the new Owner.

If any Owner predeceases the Annuitant, the succession of ownership will be in the following order:

(1)	any other surviving Owner(s);

(2)	any surviving primary Beneficiary;

(3)	any surviving contingent Beneficiary;

(4)	any surviving secondary contingent Beneficiary; and

(5)	if there are no such survivors, to the last surviving Owner’s estate.

INTEREST ON DEATH BENEFIT

We will pay interest on Death Benefit at rates applicable to the Contract funds left on deposit that are in effect on the date of death. Interest shall accrue from the eighth day following the receipt of Due Proof of Death of the Annuitant.

In addition to the interest described above, interest shall accrue at a rate of ten percent (10%) annually beginning with the date that is thirty-one (31) calendar days from the latest of the below events to the date the claim is paid:

(1)	The date that Due Proof of Death is received by Us;

(2)	The date We receive sufficient information to determine its liability, the extent of the liability, and the appropriate Payee legally entitled to the proceeds; and

(3)	The date that legal impediments to payment of proceeds that depend on the action of parties other than Us are resolved and sufficient evidence of the same is provided to Us. Legal impediments to payment include but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors, and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

DEATH BENEFIT SETTLEMENT OPTIONS

Unless otherwise designated by the Owner before the Annuitant’s death, the Beneficiary(ies) may elect one of the following Settlement options, if applicable. If no settlement option is selected within five (5) years of the Annuitant’s death, the default will be a full Withdrawal of the Contract Value without a Withdrawal Charge. If there are multiple Beneficiaries, all must agree on a settlement option; if there is no agreement, the Death Benefit will be paid in lump sums to all Beneficiaries proportionally.

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(1)	Five Year Continuance: The Beneficiary(ies) would receive installment payments for a period of up to a five (5) years.

(2)	Ten Year Continuance: The Beneficiary(ies) would receive installment payments for a period of up to ten (10) years (for qualified Contracts).

(3)	Beneficiary Stretch: The Beneficiary(ies) would receive annual Required Minimum Distributions (RMD). This option must be elected during the first twelve (12) months following the Annuitant’s death. The Beneficiary must be an Eligible Designated Beneficiary (i.e. Annuitant’s surviving spouse, no more than ten (10) years younger than the Annuitant, minor child, disabled, or chronically ill.)

(4)	Immediate Annuitization: The Beneficiary(ies) would annuitize the annuity. This option must be elected during the first twelve (12) months of the Annuitant’s death.

(5)	Lump Sum Distribution: The Beneficiary(ies) would receive a lump sum payment.

(6)	Spousal Beneficiary Continuation: The surviving spouse must be the sole surviving Owner or named as the only primary Beneficiary to elect this option.

(7)	Any other settlement option to which We agree.

DEATH BENEFIT AFTER ANNUITY PAYOUT DATE

If the Annuitant dies after the Annuity Payout Date, any Death Benefit will be in accordance with the annuity option chosen. Any remaining period certain installments to be paid after the Annuitant’s Death will be in the following order of succession:

(1)	any surviving Owner(s);

(2)	any surviving primary Beneficiary;

(3)	any surviving contingent Beneficiary;

(4)	any surviving secondary contingent Beneficiary; and

(5)	if there are no such survivors, to the last surviving Owner’s estate.

If this Contract is part of a pension or profit-sharing plan or trust, other rules may apply.

ANNUITY PROVISIONS

ANNUITY PAYOUT DATE

The Annuity Payout Date is the date on which Annuity Income Payments to the Payee begin. The earliest Annuity Payout Date and the Latest Annuity Payout Date are specified in the Contract Specifications. The Latest Annuity Payout Date is the date the Annuity Income Payments must begin. If this Contract is in force and the Annuitant is alive on the Annuity Payout Date, We will begin Annuity Income Payments to the Payee.

FIXED ANNUITIZATION

If a Fixed Annuitization has been elected, the proceeds payable under this Contract less any applicable premium taxes, shall be applied to the payment of the fixed Annuity Income Payment option elected at rates which are at least equal to the annuity rates based upon the annuity factor applicable to the Annuity Income Payment option chosen. Upon Annuitization, any amounts remaining in the EDCA Fixed Account Option(s), if applicable, will be applied to a Fixed Annuitization. The unit values credited and applied to Your Contract are determined on each date of transfer.

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AMOUNT OF FIXED ANNUITY INCOME PAYMENTS

The amount of each fixed Annuity Income Payment will be determined by applying the portion of the Contract Value allocated by You for Fixed Annuitization on the Annuity Payout Date, less any applicable premium taxes, to the annuity factor applicable to the fixed Annuity Income Payment option chosen. The minimum annuity payment amounts provided under this Contract will be based on:

(1) the Annuity Option Table shown in the Contract Specifications;

(2) the Annuity Payout Interest Rate shown in the Contract Specifications;

(3) the Annuitant’s sex, where permitted by law; and

(4) the Annuitant’s Age, which is subject to an Adjustment to Age shown on the Contract Specifications. To determine the Adjustment to Age, We will subtract the Age setback shown in the Contract Specifications from the Annuitant’s Age nearest birthday on the Annuity Payout Date.

In no event will the Fixed Annuitization be changed once it begins.

AMOUNT OF VARIABLE ANNUITY INCOME PAYMENTS

(a)       First Variable Annuity Income Payment: The dollar amount of the first (1st) Variable Annuitization payment will be determined by applying the portion of the Contract Value allocated to the Variable Portfolio(s) on the Annuity Payout Date, less any applicable premium taxes, to the annuity factor applicable to the variable Annuity Income Payment option chosen. If the Contract Value is allocated to more than one Variable Portfolio, the value of the allocation in each Variable Portfolio is applied separately to the variable Annuity Income Payment option factor to determine the amount of the first (1st) Annuity Income Payment attributable to each Variable Portfolio.

(b)	Number of Variable Annuity Units: The number of Annuity Units for each applicable Variable Portfolio is the amount of the first Annuity Income Payment attributable to that Variable Portfolio divided by the value of the applicable Annuity Unit for that Variable Portfolio as of the Annuity Payout Date. The number of Annuity Units will not change as a result of investment experience.

(c)	Subsequent Variable Annuity Income Payments: After the first Variable Annuitization payment, subsequent Variable Annuitization payments will vary in amount according to the investment performance of the applicable Variable Portfolio(s) in which You are invested. The amount may change from month to month. The amount of each subsequent Variable Portfolio is (1) multiplied by (2) where:

(1)	Is the number of Annuity Units for each Variable Portfolio as determined for the first Annuity Income Payment; and

(2)	Is the value of an Annuity Unit for that Variable Portfolio determined as of the last Business Day at the end of the month immediately preceding the month in which the Annuity Income Payment is due.

We guarantee that the dollar amount of each payment after the first (1st) will not decrease if the net annual investment return from the Variable Portfolio is greater than or equal to the Necessary Minimum Annual Rate of Return for Variable Annuity Payments shown on the Contract Specifications.

ANNUITY PAYMENT OPTIONS

During the Annuitant's life, and upon Written election, the Contract Value may be applied to provide one of the following Annuity Income Payment options or any Annuity Income Payment option that is mutually agreeable. Prior to the Annuity Payout Date but not before the earliest Annuity Payout Date shown in the Contract Specifications, You may choose one of the options described below.

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If You select the Variable Annuitization option, the periodic Annuity Income Payments vary in amount according to investment experience of one or more Variable Portfolios, as selected by You. Such payments are made from the Company’s Separate Account. If You select Fixed Annuitization, these periodic Annuity Income Payments will not vary with investment experience and such payments are made from the Company’s general asset account.

ELECTIONS

You must give Us notice In Writing in order to elect an Annuity Option, to revoke, or to change such an election. If no such election is in effect on the Annuity Payout Date, and if the Annuitant is then living and the Contract is a tax- qualified Contract, the Contract Value will be applied under Life Annuity Option (2) described below. If no such election is in effect on the Annuity Payout Date, and if the Annuitant is then living and the Contract is not a tax-qualified Contract, the Contract Value will be applied under Life Annuity Option (3) described below. The annuity will be variable unless You elect otherwise.

SINGLE LIFE OPTIONS

OPTION 1 - Non-Refund

Payments payable to a Payee during the lifetime of the Annuitant. No further Annuity Payments are payable after the death of the Annuitant.

OPTION 2 - Five (5) Year Period Certain

We will make Annuity Payments during the lifetime of the Annuitant with a guarantee that if at the time of the Annuitant’s death there have been less than five (5) years of Annuity Payments made as selected, Annuity Payments will continue for the remainder of the Guaranteed Period.

OPTION 3 - Ten (10) Year Period Certain

We will make Annuity Payments during the lifetime of the Annuitant with a guarantee that if at the time of the Annuitant’s death there have been less than ten (10) years of Annuity Payments made as selected, Annuity Payments will continue for the remainder of the Guaranteed Period.

OPTION 4 - Installment Refund

We will make Annuity Payments during the lifetime of the Annuitant with a guarantee that if at the Annuitant’s death the total amount of Annuity Payments is less than the Contract Value applied to the Annuity Option, Annuity Payments will continue until they have equaled the Contract Value applied to the Annuity Option.

JOINT AND SURVIVOR LIFE ANNUITY OPTIONS

OPTION 1 - Joint and Survivor Non-Refund

We will make Annuity Payments during the joint lifetime of the Annuitant and the joint Annuitant. Upon the death of either the Annuitant or joint Annuitant, Annuity Payments will continue to be paid during the remaining lifetime of the survivor. Annuity Payments cease with the final Annuity Payment due prior to the last survivor’s death.

OPTION 2 – Joint and Survivor with Period Certain

We will make Annuity Payments during a specified period of years and after that during the joint lifetime of the Annuitant and joint Annuitant. Payments will then continue during the remaining lifetime of the survivor. Annuity payments will cease after the death of the survivor of the Annuitant and joint Annuitant or the end of the period certain, whichever is later.

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ALTERNATIVE OPTIONS

The Company may make other payment options available as agreed upon by both parties. Alternate amount and type of periodic installments for fixed annuity payments may be chosen. Alternate annuity options will be based on the rates for fixed-dollar single Purchase Payment immediate annuities being issued by the Company on the Annuity Payout Date.

LIMITATION ON AVAILABILITY OF OPTIONS

If the amount to be applied under any Annuity Payment Option is less than the Minimum Contract Value shown in the Contract Specifications, such Annuity Payment Option will not be available. Settlement will then be in a lump sum. If an annuity payment to a payee would be less than the Minimum Annuity Payment Amount shown in the Contract Specifications, We may pay less often so that such payment will be at least the Minimum Annuity Payment Amount.

SPENDTHRIFT PROVISION

Neither an Owner nor the Beneficiary may commute, anticipate, assign or otherwise encumber any amounts to be paid in settlement of this Contract. To the extent allowed by law, no such amount will be subject to any legal process in payment.

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VARIABLE DEFERRED ANNUITY CONTRACT

Flexible Payment Fixed

Nonparticipating

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